Exhibit 99.01

Press Release www.shire.com

Transaction in Own Shares

December 21, 2012 – Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”), announces that in accordance with the authority granted by shareholders at the Company's Annual General Meeting on April 24, 2012 it purchased 61,000 of its ordinary shares of 5 pence each on December 20, 2012. The highest and lowest price paid for these shares was 1937.00 pence per share and 1923.00 pence per share respectively.

The purchased shares will be held as treasury shares. Following the above purchase, the Company holds 3,547,571 ordinary shares as treasury shares and has 558,997,941 ordinary shares in issue (excluding treasury shares).

The purchases were made by an independent third party which makes its trading decisions independently of, and uninfluenced by the Company.  The independence of the third party enables the Company to continue to purchase ordinary shares (including ordinary shares underlying ADRs) during close periods and other prohibited periods, should they arise. The third party has been appointed by the Company to make purchases to December 31, 2013.

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Notes to editors

Shire enables people with life-altering conditions to lead better lives.

Through our deep understanding of patients’ needs, we develop and provide healthcare in the areas of:

•	Behavioral Health and Gastro Intestinal conditions
•	Rare Diseases
•	Regenerative Medicine

as well as other symptomatic conditions treated by specialist physicians.

We aspire to imagine and lead the future of healthcare, creating value for patients, physicians, policymakers, payors and our shareholders.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX